Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (333-185484) and on Form S-8 (333-16354, 333-174125, 333-181994, 333-189122, 333-203866 and 333-215750), of our report dated February 23, 2017 with respect to the consolidated financial statements and schedules, which appear in Universal Insurance Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the U.S. Securities and Exchange Commission; and to the reference to us as “Experts” in these Registration Statements.

/s/ Plante & Moran, PLLC

Chicago, Illinois

February 23, 2017